For Period ended 05/31/12                          Series  17
File Number 811-7852

Sub-Item 77D(a): Policies with respect to security investments
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The Government Securities Fund investment strategy is to normally
Invest At least 80% of its assets in government securities, including, but not limited to U.S. Treasury bills, notes and bonds.